Exhibit 99.1

M E D I A    R E L E A S E

ALDERWOODS GROUP ANNOUNCES AMENDMENT OF CREDIT FACILITY
AND REDEMPTION OF 12 1/4% SENIOR NOTES DUE 2009
Amendment Reduces Applicable Interest Rate on Term Loan B by 75 Basis Points

        CINCINNATI, OH — December 6, 2004 — Alderwoods Group, Inc. (NASDAQ:AWGI) today announced that is has amended its senior secured Term Loan B due in 2009. The Company also announced that it has issued a notice to fully redeem its 12 1/4% senior unsecured notes due 2009.

        Effective immediately, the applicable interest rate on the Company's Term Loan B due in 2009 has been reduced by 75 basis points (bps), from LIBOR + 275 bps to LIBOR + 200 bps.

        Additionally, the Company has issued a notice to effect the redemption of the remaining principal amount of $4.5 million of the Company's 12 1/4% senior unsecured notes due 2009, at a premium of approximately $0.28 million, plus accrued interest. The Company anticipates the redemption will be effective January 3, 2005.

        Paul Houston, President and CEO stated, "These activities demonstrate our continued commitment to improving the Company's balance sheet and ongoing financial performance by reducing and refinancing our long-term debt."

Company Overview

        Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of October 9, 2004, the Company operated 683 funeral homes, 110 cemeteries and 61 combination funeral home and cemetery locations throughout North America. Of the Company's total locations, 41 funeral homes, 34 cemeteries and five combination funeral home and cemetery locations were held for sale as of October 9, 2004. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Forward Looking Statements

        Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding the Company's future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words "believe," "may," "will," "estimate," "continues," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements.

These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company's significant leverage on its operating plans; and various other uncertainties associated with the funeral service industry and the Company's operations in particular, which are referred to in the Company's periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director,
	Chief Financial Officer	Investor Relations and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com